Rule 424(b)(3)
                                             Registration No. 33-68974


              Prospectus Supplement Dated December 14, 1995
                                   to
               Reoffer Prospectus Dated September 17, 1993

              Reoffers or Resales of Shares of Common Stock
          Par Value $1.25 Per Share of Summit Bancshares, Inc.
               Acquired or to be Acquired Pursuant to the
      1981 Incentive Stock Option Plan of ALTA MESA NATIONAL BANK
      1982 Incentive Stock Option Plan of SUMMIT BANCSHARES, INC. 1993 Incentive Stock Option Plan of SUMMIT BANCSHARES, INC.


          The information set forth in this Prospectus Supplement (the "Prospectus Supplement") supplements certain of the information set forth in the reoffer Prospectus dated September 17, 1993 (the "Prospectus"). This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

                           SUMMIT BANCSHARES, INC.

                                   318,768
                                 COMMON STOCK

          This Prospectus relates to the offer and sale from time to time of up to 318,768 shares of common stock, $1.25 par value (the "Shares") of Summit Bancshares, Inc. (the "Company") by the Selling Shareholders (the "Offering"), and is prepared in accordance with General Instruction C to Form S-8, to be used in connection with the resale of CONTROL SECURITIES acquiried or to be acquired by the Selling Shareholders pursuant to the exercise of options granted under the 1981 Incentive Stock Option Plan of Alta Mesa National Bank, the 1982 Incentive Stock Option Plan of
Summit Bancshares, Inc., or the 1993 Incentive Stock Option Plan of
Summit Bancshares, Inc. (collectively, the "Plans").  See "SELLING
SHAREHOLDERS."


          The Company will provide without charge to each person to whom this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents that have been incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Any such request should be directed to Mr. Bob G. Scott, Summit Bancshares, Inc., 1300 Summit Avenue, Fort Worth, Texas 76102,
(817) 336-6817.


                             SELLING SHAREHOLDERS

          The following table sets forth certain information as of December 7, 1995 regarding the Common Stock of the Company beneficially owned by the Selling Shareholders, and any position, office or other material relationship which the Selling Shareholders have had in the past three years with the Company.

                                     -1-



                                                                Number of Shares
                                                              of Common Stock Under
                                                                This Offering (3)
                                                              ---------------------

                                                                                             Number of       Percentage
                                                                            Subject          Shares of      of Shares of
                          Position         Shares       Acquired Under    to Options       Common Stock     Common Stock
                          Office or     Beneficially     Plans & Held     Outstanding       Owned After      Owned After
                          Material       Owned Prior    Subject to This    Under the        Sale Under       Sale Under
    Name(1)             Relationship     to Offering      Offering(2)      Plans(4)      This Offering(5) This Offering(6)
    -------             ------------    ------------   ----------------   -----------     ---------------  ---------------


James L. Murray        Chairman of the
                     Board and Director     139,228             0             58,000            81,228           2.58%

F. S. Gunn          Vice Chairman of the
                     Board and Director     180,466           58,000            0              122,466           3.89%

Jeffrey M. Harp        Executive Vice
                     President, Secretary,   98,612           46,000          40,000            12,612           0.40%
                    Treasurer and Director

Phillip E. Norwood    President, Chief
                      Executive Officer     108,256           39,968          68,800             1,888           0.06%
                        and Director

Bob G. Scott        Senior Vice President
                     and Chief Financial      8,000             0              8,000              0              0.00%
                           Officer

                            TOTAL           534,562          143,968         174,800           218,194           6.93%

(1)     Except as otherwise noted, each of the persons named has sole voting and dispositive power with respect to the shares reported.

(2)     Includes all shares which have been or may have been acquired under the Plans subject to options except those shares not exercisable within sixty (60) days from the date of this Prospectus, and includes all other shares for which beneficial ownership is deemed pursuant to Rule 13d-3 under the Exchange Act.

(3)     For each of the Selling Shareholders, the sum of these two columns is the total number of Shares which may be offered for his account pursuant to the Prospectus.  The sum of the totals of these two columns equals the total number of Shares registered under this Offering.

(4)     Only includes Shares subject to option exercisable within sixty (60) days that were granted pursuant to the Plans.

(5)     Does not include any Shares that have been acquired or may be acquired pursuant to the Plans.

(6)     Based on 3,149,486 shares of Common Stock outstanding at December 7, 1995, which assumes the exercise of all options underlying the Shares offered hereby.

   There is no assurance that any of the Selling Shareholders will sell any or all of the shares of Common Stock offered by them under the Prospectus. The Prospectus may be amended or further supplemented from time to time to add or delete persons who have acquired or will acquire shares of Common Stock under the Plans, or who have disposed of such shares of Common Stock, to or from the list of Selling Shareholders.